EXHIBIT A

Effective as of June 26, 2000 this Exhibit A to the Investment Advisory Agreement between American Express Financial Corporation and American Express Asset Management International Inc., dated February 11, 1999, is amended to include AXP European Equity Fund.

American  Express  Financial   Corporation  shall  pay  American  Express  Asset
Management International Inc. a fee equal on an annual basis as follows:

Fund                                                                 Fee

Emerging Markets Portfolio                                           0.50% of daily net assets

World Growth Portfolio                                               0.35% of daily net assets

AXP Global Balanced Fund                                             0.35% of daily net assets

AXP International Fund                                               0.35% of daily net assets

AXP Variable Portfolio - Emerging Markets Fund                       0.35% of daily net assets

AXP Variable Portfolio - International Equity Fund                   0.35% of daily net assets

IDS Life Series Fund - International Equity Portfolio                0.35% of daily net assets

AXP European Equity Fund (effective June 26, 2000)                   0.35% of daily net assets


American Express Financial Corporation shall pay this compensation to American Express International Inc. in arrears on a monthly basis.


AMERICAN EXPRESS FINANCIAL CORPORATION



BY: /s/ Peter Anderson
        Senior Vice President - Investment Operations

AMERICAN EXPRESS ASSET MANAGEMENT INTERNATIONAL INC.



BY: /s/ Peter Lamaison
        President and Chief Executive Officer